Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

Registration Statement
under
The Securities Act of 1933

PHILADELPHIA CONSOLIDATED HOLDING CORP.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2202671

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania	19004

(Address of principal executive offices)	(Zip Code)

Philadelphia Consolidated Holding Corp.
Amended and Restated Employees’ Stock Incentive
and Performance Based Compensation Plan
(effective as of March 30, 2005)

(Full title of the plan)

Mr. James J. Maguire, Jr.
Chief Executive Officer
or
Mr. Craig P. Keller, Secretary
Philadelphia Consolidated Holding Corp.
One Bala Plaza, Suite 100
Bala Cynwyd, Pennsylvania 19004

(Name and address of agent for service)

(610) 617-7900

(Telephone number, including area code, of agent for service)

Copies to:
Michael M. Sherman, Esquire
Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street — 22nd Floor
Philadelphia, PA 19103-2097
(215) 977-2236
FAX: (215) 977-2334

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
Title of		Maximum	Maximum	Amount of
Securities to be	Amount to be	Offering Price	Aggregate	Registration
Registered	Registered (1) (2)	Per Share (3)	Offering Price	Fee
Common Stock, No par value	750,000	$81.89	$61,417,500	$7,228.84

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional shares as may hereafter be offered or issued pursuant to the Philadelphia Consolidated Holding Corp. Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan (effective as of March 30, 2005) (the “Pan”) to prevent dilution resulting from stock splits, stock dividends, recapitalizations or certain other capital adjustments.

(2)	In accordance with Instruction E to Form S-8, an aggregate of 1,176,142 additional unsold shares issuable under the Plan, with associated, previously paid filing fees in the amount of $8,479.08, are being carried forward from a previously filed Registration Statement on Form S-8 (Registration Statement Number 333-115375).

(3)	Estimated pursuant to Rule 457(c) and (h) under the Securities Act of 1933 solely for the purpose of calculating the registration fee, based on the average of the high and low prices per share of Philadelphia Consolidated Holdings Corp.’s common stock reported on the Nasdaq National Market on June 7, 2005.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     Information required by Part I of Form S-8 will be included in documents to be sent or given to participants in the Philadelphia Consolidated Holding Corp. Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan (effective as of March 30, 2005) pursuant to Rule 428(b)(1)(i) under the Securities Act of 1933, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed with the Securities and Exchange Commission (the “Commission”) by the registrant are incorporated by reference in this registration statement:

•	the registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004;

•	the registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2005;

•	the registrant’s Current Reports on Form 8-K filed with the Commission on January 5, 2005, January 28, 2005, February 9, 2005, February 15, 2005, February 16, 2005, and March 18, 2005, each of the registrant’s two Current Reports on Form 8-K filed with the Commission on April 29, 2005, and the registrant’s Current Reports on Form 8-K filed with the Commission on May 23, 2005 and June 9, 2005;

•	the description of the registrant’s common stock, no par value, contained in the registrant’s registration statement on Form 8A/A, dated September 13, 1993, including any subsequent amendments or reports filed for the purpose of updating that description; and

•	all documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities offered hereby then remaining unsold, which shall be deemed to be incorporated herein by reference and to be a part hereof from the date of filing of such document.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     Subchapter D (Sections 1741 through 1750) of Chapter 17 the Pennsylvania Business Corporation Law of 1988, as amended (the “BCL”), contains provisions for mandatory and discretionary indemnification of a corporation’s directors, officers, employees and agents (collectively “Representatives”), and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify Representatives under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any of them is a party or threatened to be made a party by reason of his or her being a Representative of the corporation or serving at the request of the corporation as a Representative of another corporation, partnership, joint venture, trust or other enterprise, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

     Section 1742 provides for indemnification with respect to derivative and corporate actions similar to that provided by Section 1741. However, indemnification is not provided under Section 1742 in respect of any claim, issue or matter as to which a Representative has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, a Representative is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1743 provides that indemnification against actual and reasonable expenses is mandatory to the extent that a Representative has been successful on the merits or otherwise in defense of any such action or proceeding referred to in Section 1741 or 1742.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of a Representative is proper because the Representative met the applicable standard of conduct. Section 1744 further provides that such determination will be made by the board of directors by a majority vote of a quorum consisting of directors not parties to the action or proceeding; if a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel; or by the shareholders.

     Section 1745 provides that expenses incurred by a Representative in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the BCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of the Representative to repay such amount if it shall ultimately be determined that such Representative is not entitled to be indemnified by the corporation. Section 1745 further provides that, except as otherwise provided in the bylaws, advancement of expenses shall be authorized by the board of directors.

     Section 1746 provides generally that except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the BCL shall not be deemed exclusive of any other rights to which a Representative seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in such Representative’s official capacity and as to action in another capacity while holding that office.

     Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any Representative against any liability incurred by such Representative in his or her capacity as a Representative, whether or not the corporation would have the power to indemnify such Representative against that liability under Subchapter D of Chapter 17 of the BCL.

     Sections 1748 and 1749 apply the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the BCL to all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, and to service as a representative of a corporation or an employee benefit plan.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a Representative and shall inure to the benefit of the heirs and personal representative of such person.

     Section 9 of Article IV of Philadelphia Consolidated Holding Corp.’s By-Laws provides indemnification to current and former officers and directors for all actions taken by them and for all failures to take action (regardless of the date of any such action or failure to take action) to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by them in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Philadelphia Consolidated Holding Corp.), whether civil, criminal, administrative, investigative or through arbitration.

     Section 9 of Article IV permits Philadelphia Consolidated Holding Corp. to purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any such expenses, liability or loss, whether or not Philadelphia Consolidated Holding Corp. would have the power to indemnify such person against such expense, liability or loss under Pennsylvania or other law. Philadelphia Consolidated Holding Corp. has purchased directors’ and officers’ liability insurance. Section 9 further permits Philadelphia Consolidated Holding Corp. to purchase and maintain insurance to insure its indemnification obligations whether arising under Section 9 of Article IV or otherwise, which it has done.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

Exhibit
No.	Description of Exhibit
3.1	Articles of Incorporation of Philadelphia Consolidated Holding Corp., as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 33-65958)).

3.1.1	Articles of Amendment to Articles of Incorporation of Philadelphia Consolidated Holding Corp. (incorporated by reference to Exhibit 3.1.2 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002).

3.2	By-laws of Philadelphia Consolidated Holding Corp. (as amended through April 29, 2005) (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

4	Philadelphia Consolidated Holding Corp. Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan (effective as of March 30, 2005) (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005).

5	Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP (filed herewith electronically).

10.1	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on June 8, 2005).

10.2	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on June 8, 2005).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).

23.2	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in the opinion filed as Exhibit 5).

24	Power of Attorney (contained on the signature page of this registration statement).

Item 9. Undertakings.

     The undersigned registrant hereby undertakes:

     (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on this 10th day of June, 2005.

PHILADELPHIA CONSOLIDATED HOLDING CORP.
By:	/s/ James J. Maguire, Jr.
James J. Maguire, Jr.
President and Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James J. Maguire, Jr. and Craig P. Keller, and each of them, the undersigned’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the undersigned and in the undersigned’s name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including, without limitation, post-effective amendments to this registration statement), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated, and on the date indicated.

Signature	Title	Date
/s/ James J. Maguire, Jr. James J. Maguire, Jr.	President, Chief Executive Officer and Director (Principal Executive Officer)	June 10, 2005

/s/ Craig P. Keller Craig P. Keller	Executive Vice President, Secretary, Treasurer and Chief Financial Officer (Principal Financial and Accounting Officer)	June 10, 2005

/s/ James J. Maguire James J. Maguire	Chairman of the Board of Directors	June 10, 2005

/s/ Sean S. Sweeney Sean S. Sweeney	Executive Vice President and Director	June 10, 2005

Signature	Title	Date
/s/ Michael J. Cascio Michael J. Cascio	Director	June 4, 2005

/s/ Elizabeth H. Gemmill Elizabeth H. Gemmill	Director	June 9, 2005

/s/ Margaret M. Mattix Margaret M. Mattix	Director	June 5, 2005

/s/ Michael J. Morris Michael J. Morris	Director	June 4, 2005

/s/ Donald A. Pizer Donald A. Pizer	Director	June 9, 2005

/s/ Dirk A. Stuurop Dirk A. Stuurop	Director	June 4, 2005

EXHIBIT INDEX

Exhibit
No.	Description of Exhibit
3.1	Articles of Incorporation of Philadelphia Consolidated Holding Corp., as amended (incorporated by reference to Exhibit 3.1 to the registrant’s Registration Statement on Form S-1 (Registration No. 33-65958)).

3.1.1	Articles of Amendment to Articles of Incorporation of Philadelphia Consolidated Holding Corp. (incorporated by reference to Exhibit 3.1.2 to the registrant’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2002).

3.2	By-laws of Philadelphia Consolidated Holding Corp. (as amended through April 29, 2005) (incorporated by reference to Exhibit 3.1 to the registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005).

4	Philadelphia Consolidated Holding Corp. Amended and Restated Employees’ Stock Incentive and Performance Based Compensation Plan (effective as of March 30, 2005) (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on April 29, 2005).

5	Opinion and Consent of Wolf, Block, Schorr and Solis-Cohen LLP (filed herewith electronically).

10.1	Form of Stock Option Award Agreement (incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K filed with the Commission on June 8, 2005).

10.2	Form of Restricted Stock Award Agreement (incorporated by reference to Exhibit 10.2 to the registrant’s Current Report on Form 8-K filed with the Commission on June 8, 2005).

23.1	Consent of PricewaterhouseCoopers LLP (filed herewith electronically).

23.2	Consent of Wolf, Block, Schorr and Solis-Cohen LLP (contained in the opinion filed as Exhibit 5).

24	Power of Attorney (contained on the signature page of this registration statement).